Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members

GGP/Homart II L.L.C.

We consent to the incorporation by reference in the registration statement (No. 333-170889) on Form S-8 of General Growth Properties, Inc. of our report dated February 27, 2012, with respect to the consolidated balance sheets of GGP/Homart II L.L.C. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in capital, and cash flows for each of the years in the three-year period ended December 31, 2011 (not presented separately herein), which report appears in the Form 8-K of General Growth Properties, Inc. dated June 27, 2012.

/s/ KPMG LLP

Chicago, Illinois
June 27, 2012